UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34186	03-0491827
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW Suite 300E Washington, DC		20037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (202) 734-3400

9605 Medical Center Drive, Suite 300

Rockville, Maryland 20850

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 12, 2012, Vanda Pharmaceuticals Inc. (“Vanda”) entered into a license agreement with Eli Lilly and Company (“Lilly”) pursuant to which Vanda received an exclusive worldwide license under certain patents and patent applications, and other licenses to intellectual property, to develop and commercialize a Neurokinin-1 Receptor (NK-1R) antagonist, VLY-686, for all human indications (the “License Agreement”). The patent describing VLY-686 as a new chemical entity expires in April 2023, except in the United States, where it expires in June 2024 absent any applicable patent term adjustments.

Pursuant to the License Agreement with Lilly, Vanda will pay an initial license fee of $1.0 million and will be responsible for all development costs. Lilly is also eligible to receive additional payments based upon achievement of specified development and commercialization milestones as well as tiered-royalties on net sales at percentage rates up to the low double digits. These milestones include $4.0 million for pre-NDA approval milestones and up to $95.0 million for future regulatory approval and sales milestones. Vanda has agreed to use its commercially reasonable efforts to develop and commercialize the NK-1R antagonist.

Either party may terminate the License Agreement under certain circumstances, including a material breach of the agreement by the other. In the event that Vanda terminates the License Agreement, or if Lilly terminates due to Vanda’s breach, all rights licensed and developed by Vanda under the License Agreement will revert or otherwise be licensed back to Lilly on an exclusive basis.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by the full text of the License Agreement, a copy of which will be filed with the exhibits to Vanda’s quarterly report on Form 10-Q for the quarter ending June 30, 2012.

Item 8.01 Other Events

On April 16, 2012, Vanda issued a press release announcing the execution of the License Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Vanda Pharmaceuticals Inc. dated April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ JAMES P. KELLY
Name: James P. Kelly
Title: Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: April 16, 2012